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                                                                 EXHIBIT 3.1.1


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                       TRUSTED INFORMATION SYSTEMS, INC.

                            Pursuant to Section 242
                         of the General Corporation Law
                            of the State of Delaware
                         ------------------------------

         Trusted Information Systems, Inc., (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         FIRST:  Transitional Provisions.

                 A. Pre-Split Shares - Common Stock. Upon the filing of this Certificate of Amendment to Certificate of Incorporation (the "Effective Time"), each share of the Corporation's Common Stock issued and outstanding immediately prior thereto (the "Pre-Split Shares") shall, ipso facto and without any action on the part of the holder of the Pre-Split Shares, be changed, converted and reclassified into
         0.6134592 shares of Common Stock (the "Reverse Split"), and the par value of all shares of Common Stock shall continue to be, as of the Effective Time and henceforth thereafter, $0.01 per share. The shares of Common Stock into which the Pre-Split Shares will be converted upon the Effective Time are referred to herein as the "Split Shares."

                 B. No Fractional Shares. No fractional Split Shares will be issued as a result of the Reverse Stock Split; in lieu thereof each Pre-Split Share otherwise entitled to a fractional Split Share will be paid an amount in cash determined at the rate of $12.00 per Split Share.

                 C.       Delivery of New Certificates.

                          (1) Exchange of Certificates. Each holder of certificates representing Pre-Split Shares shall deliver and surrender all of such certificates to the Corporation for cancellation after the Effective Time, and shall receive upon such delivery, surrender and cancellation, or as soon thereafter as is practicable, in place thereof a certificate or certificates for the number of Split Shares of Common Stock into which such holder's Pre-Split Shares were converted upon the Effective Time.

                          (2) Interim Rights. Until surrendered as provided in paragraph (C)(1) above, as of the Effective Time, certificates formerly representing Pre-Split Shares shall be deemed for all corporate purposes to represent solely the right to receive the Split Shares into which such Pre-Split Shares were converted at the Effective Time and the
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         right to be paid cash for fractional Split Shares, if any, all upon surrender of such Pre-Split Share certificates.

         SECOND: At a meeting held in accordance with the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth certain amendments to the Certificate of Incorporation of the Corporation, including the Reverse Split, and declaring said amendments to be advisable. The stockholders of the Corporation duly approved said proposed amendments, including the Reverse Split, at a duly called meeting in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendments are as follows:

         RESOLVED: That, immediately following the Reverse Split, the first paragraph of Article FOURTH of the Certificate of Incorporation shall read as follows:

             "FOURTH: AUTHORIZED CAPITAL. The total number of shares of capital stock which the Corporation shall have authority to issue is
         (i) 40,000,000 shares of Common Stock, $0.01 par value per share, and
         (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share."

         RESOLVED: That Article EIGHTH of the Certificate of Incorporation be and hereby is amended by deleting the existing Article EIGHTH and inserting the following paragraph in lieu thereof:

             "EIGHTH: ACTIONS BY STOCKHOLDERS. Upon completion of an underwritten initial public offering of the Company's Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders, and may not be effected by any consent in writing by such stockholders, unless such consent is unanimous. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide."

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by the President and Chief Executive Officer this 28th day of September, 1996.

[Corporate Seal]             TRUSTED INFORMATION SYSTEMS, INC.



                             By:     /s/ Stephen T. Walker
                                     ------------------------------------
                                     Stephen T. Walker
                                     President and Chief Executive Officer



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